AMARANTUS THERAPEUTICS, INC.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE
PURCHASE AGREEMENT

THIS SENIOR SECURED CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT (the "Agreement") is entered into as of December 28, 2010 (the "Effective Date"), by and among Amarantus Therapeutics, Inc., a Delaware corporation (the "Company"), each of the parties (collectively the "Investors" and individually an "Investor") severally listed on the Schedule of Investors attached hereto as Exhibit A, and Seahawk Capital Partners, Inc., as collateral agent on behalf of the Investors (the "Collateral Agent").

RECITALS

A.	WHEREAS, the Company desires to issue and sell up to $250,000 in principal amount of secured convertible promissory notes to the Investors.

B.	WHEREAS, the Investors desire to purchase secured convertible promissory notes from the Company in accordance with this Agreement.

1.           Purchase and Sale of Notes.

1.1           Purchase and Sale. The Company hereby agrees to issue and sell to each Investor, and each Investor hereby, severally and not jointly, agrees to purchase from the Company a Secured Convertible Promissory Note in the form attached hereto as Exhibit B (individually a "Note" and collectively, the "Notes"), at a price equal to 100% of the principal amount set forth opposite such Investor's name on Exhibit A (the "Purchase Price") for the applicable closing (as set forth below).

1.2           First Closing. Subject to Section 7 hereof, the first closing of the purchase and sale of the Notes (the "First Closing") shall take place at the offices of the Company (or remotely via the exchange of documents and signatures) on the date hereof (the "First Closing Date"). At the First Closing, each Investor (severally but not jointly) shall purchase, and the Company shall Issue and sell to each such Investor, a Note for the stated principal amount as set forth opposite each Investor's name under the caption "First Closing" on Exhibit A attached hereto.

1.3           Delivery. At the First Closing, the Company shall deliver to each Investor a duly executed Note in the principal amount of the Purchase Price paid by such Investor at the applicable Closing against receipt of the corresponding purchase price by check or wire transfer t6 the bank account designated by the Company.

1.4           Subsequent Closings. The Company may sell additional Notes pursuant to this agreement in one or more closings to any Investor or to any other party in the Company's discretion (each such closing, a "Subsequent Closing"), provided that the aggregate maximum principal amount of Notes sold under this Agreement shall not exceed $250,000. Each Subsequent Closing shall occur at a date and location to be held at such place and time as the Company and the investors in such Closing may determine. At each Subsequent Closing, the Company shall deliver to each participating investor a duly executed Note in the principal amount of the Purchase Price against receipt of the corresponding purchase price by check or wire transfer to the bank account designated by the Company. At each Subsequent Closing, Exhibit A will be updated to reflect such additional amounts loaned to the Company. The First Closing and each Subsequent Closing are collectively referred to as the "Closings" and individually as a "Closing."

2.           Security Interest.

(a) The Company hereby grants and pledges to the Collateral Agent for itself and the Investors, its successors and assigns, a continuing and unconditional senior security interest in all presently existing and hereafter acquired or arising Collateral (as such term is defined in Exhibit C hereto) in order to secure the payment and performance of all obligations of any kind or nature of the Company now or hereafter existing under this Agreement and the Notes (collectively, the "Transaction Documents"), whether for principal, interest, costs, fees, expenses or otherwise.

(b) The Company hereby authorizes the Collateral Agent as the Company's attorney-in-fact, with full authority in the place and stead of the Company and in the name of the Company, to file a financing statement or financing statements or such other contracts, agreements or other instruments (collectively, the "Financing Statements") describing the Collateral in any and all jurisdictions where, and with any and all entities with whom, the Collateral Agent reasonably deems such filing to be necessary or appropriate including, without limitation, the jurisdiction of the Company's location, the United States Patent and Trademark Office and the United States Copyright Office. The Company will reimburse the Collateral Agent for any and all reasonable and documented costs, charges and expenses (including fees of counsel not to exceed $2,000) incurred in connection with such filings. For purposes of this section 2(b), the Financing Statements shall be deemed to include any amendment, modification, assignment, continuation statement or other similar instrument consistent with the rights granted to the Investors under the Transaction Documents.

(c) This Agreement is intended to be a security agreement pursuant to the Uniform Commercial Code for all of the items specified as part of the Collateral,” which, under applicable law, may be subject to a security interest pursuant to the California Commercial Code or any applicable jurisdiction where the Collateral may be located ("UCC"), and the Company hereby grants the Investors a first priority security interest in said items. without the prior written consent of the Collateral Agent, Company shall not create or suffer to be created pursuant to the UCC any other security interest in the Collateral, including replacements and additions thereto except for (a) any liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of the Investors' security interests; (b) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, and mechanic's liens, carrier's liens and other liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return of money bonds and other similar obligations, incurred in the ordinary course of business, whether pursuant to statutory requirements, common law or consensual arrangements; (c) liens (i) upon or in any equipment acquired or held by the Company to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or existing on such equipment at the time of its acquisition, provided that the lien is confined solely to the equipment so acquired and improvements thereon; (d) leases or subleases and licenses or sublicenses granted to others in the ordinary course of the Company's business; (e) any right, title or interest of a licensor under a license provided that such license or sublicense does not prohibit the grant of the security interest granted hereunder; (f) liens arising from judgments, decrees or attachments to the extent and only so long as such judgment, decree or attachment has not caused or resulted in any Event of Default; (g) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company; (h) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (j) liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlord and other like persons arising in the ordinary course of the Company's business and imposed without action of such parties; (k) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described in clauses (a) and (j) above, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and (I) liens in favor of the Investors and arising from or in connection with the Notes (collectively, "Permitted Liens").

(d) The Company hereby irrevocably appoints the Collateral Agent (and any officer or agent of the Collateral Agent) as its true and lawful attorney-in-fact, with power of substitution for and in the name of the Collateral Agent or otherwise, for the use and benefit of the Investors, effective upon the occurrence of an Event of Default. Also upon the occurrence of an Event of Default, the Collateral Agent shall also have the remedies of a senior secured party" under the UCC and may also invoke the other remedies provided in this agreement and/or the Notes as to the Collateral. In exercising any of said remedies, Collateral Agent may proceed against any or all of the Collateral separately or together and in any order whatsoever, without in any way affecting the availability of the Investors' remedies under the UCC or of the other remedies provided in this Agreement and/or the Notes. Without limiting the generality of the foregoing, the Company expressly agrees that in any such event Collateral ~gent, without demand of performance or other demand, advertisement or notice of any kind [except the notice specified below of time and place of public or private sale) to or upon the company or any other person, may (i) reclaim, take possession, recover, store, maintain, finish, repair, prepare for sale or lease, shop, advertise for sale or lease and sell or lease (in the manner provided herein) the Collateral, and in connection with the liquidation of the Collateral and collection of the accounts receivable pledged as Collateral, use any trademark, copyright, patent ~r process used or owned by the Company and (ii) forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker's board or elsewhere at such prices as it may deem commercially reasonable, for cash or on credit or for future delivery without assumption of any credit risk. The company further agrees, at the Collateral Agent's request, to assemble its Collateral and make it available to the Collateral Agent at places which the Investors shall reasonably select, whether at the Company's premises or elsewhere. The Collateral Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale as provided in Section 2(g), below, with the Company remaining liable for any deficiency remaining unpaid after such application. The Company agrees that the Collateral Agent need not give more than twenty (20) days' notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. It is understood and agreed that the power of attorney granted to the Collateral Agent for the purposes set forth above in this Section 2(d) is coupled with an interest and is irrevocable, and the Company hereby ratifies all actions taken by its attorney-in-fact by virtue hereof. The provisions of this Section 2(d) shall in no event relieve the Company of any of its obligations hereunder or under any of the other Transaction Documents with respect to the Collateral or any part thereof or impose any obligation on the Collateral Agent to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Collateral Agent of any other or further right which it may have on the date of this Agreement or hereafter, whether hereunder, under any of the other Transaction Documents, by law or otherwise.

(e) The Company also agrees to pay all fees, costs and expenses of the Investors, including, without limitation, reasonable attorneys' fees, incurred in connection with the enforcement of any of its rights and remedies hereunder.

(f) The Company hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

(g) The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be distributed by the Collateral Agent in the following order of priorities:

    FIRST, to the Collateral Agent in an amount sufficient to pay in full the reasonable costs of the Collateral Agent in connection with such sale, disposition or other realization, including all fees, costs, expenses, liabilities and advances incurred or made by the Collateral Agent in connection therewith, including, without limitation, reasonable attorneys' fees;

    SECOND, to the Investors in an amount equal to the pro-rata unpaid secured obligations of the Investors under this Agreement and all outstanding Notes; and

    FINALLY, upon payment in full of such secured obligations, to the Company or its representatives, in accordance with the UCC or as a court of competent jurisdiction may direct.

3.           Conversion of the Notes. Each Note shall be convertible into capital stock of the Company according to the following terms:

       3.1   Definitions. The following terms shall have the meaning assigned below:

(a) "Next Equity Financing" means the next sale (in one or F.0re closings) by the Company or any Successor Entity of its capital stock following the date of his Agreement whereby the issuer commits to register the capital stock offered for sale in such financing by filing a registration statement in compliance with the Securities Exchange Act of Conversion. 1934, as amended, and from which the Company or any Successor Entity receives gross proceeds of at least $5,500,000 (excluding any Notes that are converted into such capital stock).

(b) "Maturity Date" means December 6,2011.

(c) "Change of Control" shall mean (A) a consummation of the acquisition of more than 50% of the outstanding stock of the Company (other than a preferred stock financing principally for capital raising purposes), (B) the consummation of a merger, consolidation, or other reorganization of the Company, if after giving effect to such merger, consolidation, or other reorganization of the Company, the stockholders of the Company immediately prior to such merger, consolidation or other reorganization do not hold a majority of the outstanding equity securities of the surviving or resulting entity after such merger, consolidation, or other reorganization, or (C) the sale of all or substantially all of the stock of the Company to a third party. Notwithstanding the foregoing, any such Change of Control shall be limited to the reorganization of the Company as contemplated in that certain term sheet dated October 27, 2010 by and among the Company and Seahawk Capital Partners, Inc., as such term sheet may be amended from time to time (the "Term Sheet").

(d) "Successor Entity" shall mean any entity having beneficial ownership of at least a majority of the outstanding capital stock of the Company as a result of a Change of Control following the date of this Agreement.

3.2           Conversion

(a) Next Equity Financing. In event the Company consummates a Next Equity Financing during such time as any Note is outstanding, then (i) if the Company has undergone a Change of Control, the Company shall cause the Successor Entity to assume all of the Company's obligations under this Agreement and the Notes and (ii) the outstanding principal amount of each Note and all accrued interest thereon shall be automatically converted into the capital stock of the Company or Successor Entity issued in the Next Equity Financing and subject to the same terms and conditions as all other participants in such Next Equity Financing; provided, however, the number of shares of such capital stock to be issued to each Investor upon such automatic conversion shall be equal to the quotient obtained by dividing (x) the outstanding principal amount and all accrued interest due on the Note on the date of conversion by (y) an amount equal to a discount of 66.67% to the lowest price at which a share of capital stock is sold to the investors in the Next Equity Financing. In connection with the conversion pursuant to this Section 2.2(a), the Investor agrees to execute all agreements and documents applicable to investors in the Next Equity Financing.

(b) Optional Common Stock Conversion. In the event a Next Equity Financing is not consummated prior to the Maturity Date, then at the option of the Requisite Holders (as defined in Section 4.9 below), the outstanding principal amount of each Note and all accrued interest thereon may be converted on the Maturity Date into common stock of the Company at a valuation to be mutually determined by the Company and the Requisite Holders at such time.

3.3           Mechanics of Conversion. No fractional shares of the Successor Entity's capital stock or the Company's capital stock, as the case may be, will be issued upon conversion of Notes. In lieu of any fractional share to which the holder would otherwise be entitled, the Successor Entity or the Company, as the case may be, will pay in cash the amount of the unconverted principal and interest balance of the Note that would otherwise constitute such fractional share. Upon conversion of a Note pursuant to this Agreement, each Investor shall surrender such Investor's Note(s) for cancellation, at the principal offices of the Company or any transfer agent for the Company. At its expense, the Successor Entity or the Company, as the case may be, shall promptly issue and deliver to such Investor a certificate or certificates for the number of shares or other securities to which such Investor is entitled upon such conversion, together with any other securities and property to which the Investor is entitled upon such conversion under the terms of this Agreement, including a check payable for any cash amounts payable for fractional shares.

4.           Representation and Warranties of the Company; Covenants.

To induce the Investors to purchase each of the Notes hereunder, the Company represents and warrants to each Investor that as of the First Closing Date:

4.1           Existence and Good Standing of Company. The Company is a Delaware corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary.

4.2           Authority to Execute. The execution, delivery and performance by the Company of the Transaction Documents are within the Company's corporate powers, does not and will not conflict with any organizational document of the Company (including its Certificate of Incorporation or Bylaws), any provision of law in any material respect or any agreement or contractual restriction binding upon or affecting the Company or any of its property. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of the Transaction Documents by the Company, the authorization, sale, issuance and delivery of the Notes contemplated herein and the performance of the Company's obligations hereunder has been taken and no further action is required by the Company or its stockholders in connection therewith.

4.3           Binding Obligation. This Agreement is, and the other Transaction Documents when delivered hereunder will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general equitable principles.

4.4           Valid Issuance. The Notes are duly and validly issued. The capital stock to be issued by the Company upon conversion of the Notes shall be duly and validly issued, fully-paid and nonassessable. The issuance of the Notes and any capital stock pursuant to the conversion of the Notes is not subject to any preemptive rights or rights of first refusal ranted by the Company which have not been [waived or complied with, and the Notes are, and any such capital stock will be (assuming the accuracy of Investor's representation and warranties issued in compliance with all applicable federal and state securities laws, and are (or will be) free of any liens and encumbrances; provided, however, that the Notes and capital stock may be subject to restrictions on transfer under federal and state securities laws.

4.5           Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against the Company which questions the validity of this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse effect on the business, properties, financial condition or results of operations of the Company.

4.6           Compliance with Other Instruments. The Company is not in violation or default of any provisions of its Certificate of Incorporation or Bylaws or of any material instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of the Notes and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree, contract, statute, rule or regulation.

4.7           Collateral.

(a) Except for the security interest granted to the Investors under this Agreement and Permitted Liens, the Company is the sole legal and equitable owner of each item of the Collateral in which it purports to grant a security interest hereunder. I

(b) No effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral exists, except such as may have been filed by the Company in favor of the Investors pursuant to this Agreement and except for Permitted Liens.

(c) This Agreement creates a legal and valid security interest on and in all of the Collateral in which the Company now has rights.

(d) The Company has paid or will pay when due all taxes, fees, assessments and other charges now or hereafter imposed upon the Collateral except for any tax, fee, assessment or other charge the validity of which is being contested in good faith by appropriate proceedings and so long as the Company has set aside on its books adequate reserves With respect thereto.

(e) Schedule 4.7(e) hereto lists, as to the Company, (i) the Company's chief executive office and other place(s) of business, (ii) the Company's legal organizational structure and its jurisdiction of incorporation, (iii) the address where records relating to the Collateral are maintained, (iv) any other location of the Collateral, (v) location of leased facilities and name of lessor/sublessor, (vi) any fictitious names used by the Company, and (vii) all accounts of the Company together with the name of the bank where they are located, the account number and a contact person.

(f) None of the Collateral is held by a third party in any location as assignee, trustee, bailee, consignee, or in any similar capacity. C attached hereto.

(g) All items constituting the Collateral are set forth on Exhibit C attached hereto.

(h) The Company will maintain the tangible Collateral in good condition and repair and preserve it against loss, damage or depreciation in value other than by reasonable wear and tear.

(i) The Company will maintain and preserve all patents, patent applications, trademarks, trademark applications, license agreements, agency agreements and other similar intangible Collateral in good standing and in full force and effect; and make any payments due by the Company thereunder or perform any obligations on the part of the Company to be performed thereunder, and otherwise not permit any defaults on the part of the Company to occur thereunder. The Company will use reasonable commercial efforts to keep the Collateral Agent advised of the status of any of its pending patent applications. The Company will give prompt written notice to the Collateral Agent of any default or alleged default by any party with respect to any of the foregoing and, if the Company shall be the defaulting party, afford the Collateral Agent, on behalf of the Investors, the opportunity to cure such default (without in any way waiving any claims the Investors may have against the Company for permitting such a default to occur in violation of this Agreement). Upon the Company becoming aware of any alleged violations or infringements of any patent, patent application, trademark or similar rights of the Company, the Company shall give prompt written notice to the Collateral Agent and at the demand of the Collateral Agent, shall, at the Company's cost and expense, take whatever action is appropriate to protect the interest of the Company in such patent, patent application, tradename or similar right and to prevent the continued violation of the Company's rights therein.

(j) The Company will comply with all laws, ordinances and governmental regulations with which it must comply with respect to its ownership of the Collateral.

(k) The Company shall permit the Collateral Agent from time to time while this Agreement is in effect, upon one day's prior notice and during normal business hours, to inspect the Collateral.

(l) The Company will immediately notify the Purchaser upon receipt of any information which may affect in any way the value of the Collateral.

(m) Within thirty (30) days of the date of this Agreement, the Company will obtain and thereafter keep insured by financially sound and reputable insurance companies all the tangible Collateral against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and will, upon the request 1of the Collateral Agent furnish a certificate of a reputable insurance broker setting forth the nature and extent of all insurance maintained by the Company in accordance with this Section. I II such policies shall name the Collateral Agent as an additional insured and provide for the payment of losses to the Collateral Agent and for thirty (30) days prior written notice to the Collateral Agent of any cancellation.

(n) Except in connection with a merger transaction between the Company and a public shell entity, the Company shall not: (i) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except in the ordinary and usual course of business or as otherwise permitted by this Agreement; or (ii) create or suffer to exist any lien or other charge or encumbrance upon or with respect to any of the Collateral to secure indebtedness owing to any person or entity, except for the security interest created by this Agreement.

(o) The Company will defend any proceeding which may affect title to or the Investor's security interest in the Collateral, and will indemnify and hold harmless the Investor for all costs and expenses incurred by it, including reasonable attorney's fees, in connection with any such proceeding. The Company agrees to indemnify the Investor from and against any and all claims, losses and liabilities, costs and expenses (including, without limitation, reasonable attorney's fees), arising out of or resulting from the Company's breach of this Agreement (including, without limitation, enforcement of this Agreement upon such breach), except claims, losses or liabilities resulting from the Investor's gross negligence or willful misconduct.

4.8           Reservation of Stock. The Company covenants that in connection with its Next Equity Financing and/or Change of Control, as the case may be, the Company will (i) reserve from its authorized and unissued capital stock a sufficient number of shares to provide for the issuance of capital stock upon the conversion of the Notes or (ii) take all necessary steps, within the opinion of legal counsel, to amend its Certificate of Incorporation to provide sufficient reserves of shares of capital stock issuable upon conversion of the Notes.

4.9           The Company covenants and agrees with the Investors that from and after the date of this Agreement and until the Company's obligations under all of the Notes have been performed and paid in full:

(a) Liens. Without the consent of the holders of a majority of the aggregate outstanding principal amount of the Notes (the "Requisite Holders") prior written consent, the Company shall not, directly or indirectly, create, incur, assume or permit to exist any lien on or with respect to any property or assets of the Company, whether now owned or hereafter acquired, or any income or profits therefrom or rights in respect thereof, except pursuant to or as permitted under this Agreement, including Permitted Liens hereunder.

(b) Maintenance of Collateral. The Company will maintain the Collateral in good working condition (ordinary wear and tear excepted), and the Company will not use such Collateral for any unlawful purpose. The Company will immediately advise the Investors in writing of any proposed disposition, material loss or damage to the Collateral (excluding the disposition of inventory in the ordinary course of business).

(c) Compliance with Laws. The Company will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Company, including, but not limited to, those relating to the conduct and licensing of the Company's business.

(d) Notification to Secured Party. Unless waived in writing by the Requisite Holders, the Company shall give the Investors at least 15 days' notice before it changes the location of its principal place of business, chief executive office, state of organization or type of entity and shall at the expense of the Company execute and deliver, and authorize the filing of, such records, instruments and documents as may reasonably be required by the Investors to maintain a prior perfected security interest in the Collateral.

(e) Modification to Contracts. Unless waived in writing by the Requisite Holders, the Company shall not modify or substitute contracts included in the Collateral unless (i) such modification is in good faith only and (ii) is not otherwise prohibited hereunder.

(f) Further Assurances. At any time and from time to time, upon the written request of the Requisite Holders, and at the sole expense of the Company, the Company shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the Secured Party may reasonably deem necessary or desirable for the Secured Party to obtain the full benefits of the security interested granted under this Agreement.

4.10           Board Appointment. In the event a Change of Control and a Next Equity Financing do not close as of the Company's termination of its engagement of Seahawk Capital Partners, Inc. (as such engagement is defined in the Term Sheet and as may be amended from time to time), the Company shall use its best efforts to cause Richard Galterio, or such other person as nominated by the Requisite Holders, to be appointed to the Company's Board of Directors.

5. Representations and Warranties of the Investors.

Each Investor hereby, severally and not jointly, represents and warrants to the Company:

5.1           Authorization; Binding Obligations. The Investor has full power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, and this Agreement and each other Transaction Document to which it is a party constitutes a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general equitable principles.

5.2           Purchase Entirely for Own Account. The Notes and any securities issuable upon conversion of the Notes (collectively, the "Securities") are acquired for investment for such Investor's own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. The Investor has no present intention of selling, granting any participation in, or otherwise distributing the Securities.

5.3           Investment Experience. The Investor is experienced in investing in securities of development stage companies. The Investor is able to fend for itself, can bear the economic risk of its investment, including the full loss of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

5.4           Accredited Investor. The Investor is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as currently in effect.

5.5           Tax Advisors. Each Investor has reviewed with such Investor's own tax advisor the federal, state and local tax consequences of this investment, where applicable, and the transactions contemplated by this Agreement. Each such Investor is relying solely on such advisors and not on any statements or representations of the Company or other Investors or any of their agents,

5.6           Legal Counsel. Each Investor acknowledges that such Investor has had the opportunity to review this Agreement and the other Transaction Documents, the exhibits and the schedules attached hereto and thereto and the transactions contemplated hereby and thereby with such Investor's own legal counsel and other advisors. Each such Investor is relying solely on such Investor's legal counsel and advisors and not on the Company's or any other Investor's counselor advisors for legal advice with respect to this investment or the transactions contemplated by this Agreement.

6.    Defaults.

6.1           Events of Default. Each of the following events shall be an event of default (the "Event of Default") for purposes of this Agreement and each Note:

(a) Any representation or warranty made by the Company in this Agreement shall not have been true in any material respect when made; provided, that if the facts or events making such representation or warranty untrue are capable of correction or cure, then the Company shall have thirty days after notice of the breach is delivered to the Company to correct or cure such breach;

(b) The Company fails to observe or to perform any material covenant, obligation, condition or agreement contained in this Agreement or the Note; provided, that if the failure to observe or to perform such obligations may be remedied or cured, then the Company shall have thirty days after notice of the breach is delivered to the Company to correct or cure such breach;

(c) One or more judgments for the payment of money in an amount in excess of $200,000 in the aggregate shall be rendered against the Company and shall remain undischarged for a period of thirty days during which execution shall not be effectively stayed, or any action is legally taken by a judgment creditor to levy upon any such judgment;

(d) The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, , (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it or (vi) take any action for the purpose of effecting any of the foregoing;

(e) If any material portion of the Collateral shall be damaged, destroyed, or otherwise lost and such damage, destruction or loss is not covered by insurance; or

(f) Upon commencement of any proceeding against the Company seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, provided such proceeding shall not have been dismissed within sixty (60) days of filing.

Notwithstanding any provision of this Section 6.1 to the contrary, in no event shall any of the transactions contemplated pursuant to the Term Sheet be deemed an Event of Default.

6.2           Rights and Remedies. If any Event of Default shall occur, Investors may, with written consent of the Requisite Holders, (a) declare the Notes, all interest thereon, and all other obligations under, or pursuant to, the Transaction Documents to be immediately due and payable, and upon such declaration, the outstanding principal and accrued and unpaid interest on the Notes shall immediately be due and payable, without presentment, demand, protest or any notice of any kind, all of which are expressly waived; and (b) exercise any other right, power or remedy granted to it by any of the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

7.     Conditions to Closing.

7.1           Investors' Conditions to Closing. Each Investor's obligation to purchase the Notes at each of the Closings as provided herein, except as specifically indicated below, is subject to the fulfillment on or prior to the First Closing (except as specifically indicated below) of the following conditions:

(a) Representations and Warranties Correct. The representations and warranties made by the Company in Section 4 shall be true and correct.

(b) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the applicable Closing shall have been performed or complied with.

(c) Deliverables. The Company shall have executed and delivered to the Investors their respective Notes.

7.2           Company's Conditions to Closing. The Company's obligation to sell and issue the Notes at each Closing is subject to the fulfillment of the following conditions:

(a) Representations and Warranties Correct. The representations made by the Investors in Section 5 shall be true and correct on the date of each applicable Closing with the same force and effect as if they had been made on and as of said date (except with respect to representations and warranties that are as of a specific date, in which case the representations and warranties shall be true and correct as of such date).

(b) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by each Investor on or prior to the applicable Closing shall have been performed or complied with, including, but not limited to, payment to the Company of the principal amounts of the Notes to be issued to such Investor.

8.           Miscellaneous.

8.1           Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company's property and assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the obligations under this Agreement and the Notes, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of such obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.2           No Waiver; Cumulative Remedies. No failure or delay on the part of any party to this Agreement in exercising any right or remedy under, or pursuant to, any Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy or power preclude other or further exercise thereof, or the exercise of any other right, remedy or power. The remedies in the Transaction Documents are cumulative and are not exclusive of any remedies provided by law.

8.3           Amendment. Neither this Agreement nor the Notes shall be amended except upon written consent of the Company and the Requisite Holders. Each Investor acknowledges that an amendment of this Agreement and/or the Notes may occur by consent of the Requisite Holders and shall be binding upon all Investors. Notwithstanding the foregoing, Exhibit A shall be updated to reflect the issuance of Notes at any Subsequent Closing without the need to comply with the preceding sentence.

8.4           Entire Agreement; Waivers. This Agreement and the Notes and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties and supersede all prior understandings with regard to the subject matter hereof and thereof. No waiver of any provisions of any this Agreement or the Notes shall be effective unless such amendment or waiver is in writing signed by the Requisite Holders and the Company, any such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

8.5           Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person, sent by facsimile transmission to the number set forth on the signature page hereof or Exhibit A hereto, or such other number as may hereinafter be designated in writing by the recipient to the sender, or duly sent by first class registered or certified mail, return receipt requested, postage prepaid, or overnight delivery service (e.g., Federal Express) addressed to such party at the address set forth on the signature page hereof or such other address as may hereafter be designated in writing by the addressee to the addresser. All such notices and communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of facsimile transmission, on the date of transmission, and (c) in the case of mailing or delivery by service, on the date of delivery as shown on the return receipt or delivery service statement. An electronic communication ("Electronic Notice") shall be deemed written notice for purposes of this Section 8.4 if sent with return receipt requested to the electronic mail address specified on the signature page hereof or Exhibit A hereto. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive notice on paper, in a non-electronic form ("Non-Electronic Notice"), which shall be sent to the requesting party within ten days of receipt of the written request for Non-Electronic Notice.

8.6           Costs and Expenses. Each party shall bear their own costs and expenses, including legal fees, in connection with the preparation and negotiation of the Transaction Documents.

8.7           Governing Law; Actions; Waiver of Trial by Jury. This Agreement shall be constructed and construed in accordance with the internal substantive laws of the State of New York, without regard to the choice of law principles of said State. The exclusive venue of any action, suit, counterclaim or cross claim arising under, out of, or in connection with this Agreement shall be the state or federal courts in New York, New York. The Company hereby consents to the personal jurisdiction of any court of competent subject matter jurisdiction sitting in New York, New York.

8.8           Severability. If any term in this Agreement shall be held to be illegal or unenforceable, the remaining portions of this Agreement shall not be affected, and this Agreement shall be construed and enforced as if this Agreement did not contain the term held to be illegal or unenforceable.

8.9           Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and each Investor and their respective successors and assigns. The Company may not assign its rights or interest under this Agreement without the prior written consent of the Requisite Holders.

8.10           Survival of Warranties. The representations and warranties of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the other parties.

8.11           Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any person, association or entity, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each of the Investors agrees that no other Investor or the respective controlling persons of any other Investor shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the transactions contemplated by this Agreement.

8.12           Appointment of Collateral Agent. Investor hereby irrevocably designates Seahawk Capital Partners, Inc. as Collateral Agent. Investor hereby irrevocably authorizes the Collateral Agent to exercise all of the rights of the Investor under the provisions of this Agreement, and any other instruments and agreements referred to herein, and to exercise such other powers and take such other actions as are appropriate to protect the interests of the Investor in the Collateral. The provisions of this Section are solely for the benefit of the Collateral Agent and Investor, and neither the Company nor any of its subsidiaries or affiliates shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Collateral Agent shall act solely as agent of the Investors and the Collateral Agent does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with the Company, or for any of its subsidiaries or affiliates. The Collateral Agent shall administer the Collateral and any lien thereon for the benefit of the Investors in the manner provided herein. The Collateral Agent shall exercise such rights and remedies with respect to the Collateral as are granted to the Investor hereunder and applicable law and as shall be directed by the Investors. All directions of the Investor shall be determined by the Requisite Holders. Upon payment in full of all obligations under this Agreement and the Note (including, without limitation, upon the conversation of the Note in accordance with the terms herein), the Collateral Agent shall promptly release any and all Collateral. The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, electronic mail, cablegram, radiogram, order or other document, telephone message, or other electronic form of communication signed, sent or made by Investor and upon advice and statements of legal counsel, independent accountants and other experts selected by the Collateral Agent. The Collateral Agent may resign from the performance of all its respective functions and duties hereunder and under related documents at any time by giving 15 day's prior written notice to the Investors and the Company. Such resignation shall take effect upon the appointment of a successor Collateral Agent.

8.13           Counterparts. This Agreement shall be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

8.14           Requisite Holders. Anything to the contrary notwithstanding, any change to this Agreement or waivers of any of the terms, provisions and conditions of this Agreement can be made or determined upon the mutual consent of the Company and the Requisite Holders.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have executed this Senior Secured Convertible Promissory Note Purchase Agreement as of the day and year first above written.

COMPANY:

AMARANTUS THERAPEUTICS, INC.

/s/ Martin D. Cleary
By: Martin D. Cleary
Its: Chief Executive Officer

COLLATERAL AGENT:

SEAHAWK CAPITAL PARTNERS, INC.

/s/ Michael Caridi
By: Michael Caridi
Its: Vice President

IN WITNESS WHEREOF, the parties have executed this Senior Secured Convertible Promissory Note Purchase Agreement as of the day and year first above written.

INVESTORS:

Ascendant Partners, LLC.

By: /s/ Richard Galtcrio
Name: Richard Galtcrio
Title: Managing Member
Address: 112 Serpentine Drive,
Morganville, NJ 07751
Telephone: (732) 642-7720
Fax:
E-Mail: Flm500@yahoo.com

17

IN WITNESS WHEREOF, the parties have executed this Senior Secured Convertible Promissory Note Purchase Agreement as of the day and year first above written.

INVESTORS:

Seahawk Capital Partners

By: /s/ Michael Caridi
Name: Michael Caridi
Title: Vice President
Address: 122 E. 42nd St. Ste. 2900
N.Y., NY. 10168
Telephone: (212) 949-3400
Fax: (212) 949-7534
E-Mail: Mcaridi@seahawkcap.com

17

IN WITNESS WHEREOF, the parties have executed this Senior Secured Convertible Promissory Note Purchase Agreement as of the day and year first above written.

INVESTORS

By: /s/ Marc Siegel
Name: China Discovery Investors
Title: Marc Siegel (G.P)
Address: 943 Lake Wyman Rd.
Boca Rain, FL. 33431
Telephone: (561) 213-6076
Fax:
E-Mail: edgefund2003@yahoo.com

EXHIBIT A

Schedule of Investors

First Closing

Investor	Principal Amount of Note	Purchase Price
China Discovery Investments Limited	$125,000.00	$125,000.00
Ascendant Partners, LLC	$62,500	$62,500
Seahawk Capital Partners, Inc.	$62,500	$62,500

EXHIBIT B

Form of Note

SECURED CONVERTIBLE PROMISSORY NOTE

PN-1	Date of Issuance
$________________	________________, 201__

FOR VALUE RECEIVED, Amarantus Therapeutics, Inc., a Delaware corporation (the "Company"), hereby promises to pay ________________________________________________(the "Investor"), the principal sum of __________________________________________ ($_____________________.____), together with interest thereon from the date of this Note. Simple interest shall accrue at a rate of 5% per annum. Unless converted into Company capital stock pursuant to Section 3 of that certain Senior Secured Convertible Promissory Note Purchase Agreement dated December 28, 2010, among the Company, Investor and certain other Investors, and Seahawk Capital Partners, Inc. (the "Purchase Agreement"), the principal and accrued interest shall be due and payable by the Company on the Maturity Date (as such term is defined in the Purchase Agreement).

This Note is one of a series of notes (the "Notes") issued pursuant to the Purchase Agreement, and capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement.

1. Payment. All payments shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company; provided that the Investor may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Investor's wire transfer instructions. Whenever any amount expressed to e due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day. Payment shall be credited first to Costs (as I defined below), if any, then to accrued interest due and payable and any remainder applied to principal. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

2. Prepayment. The Company shall not have the right to call, refinance or prepay the Note in whole or in part.

3. Security. This Note is a senior secured obligation of the Company, pursuant to the terms of Section 2 of the Purchase Agreement.

4. Priority. This Note shall be senior in all respects to all other indebtedness of the Company and pari passu with the other Notes issued pursuant to the Purchase Agreement.

5. Conversion of the Notes. This Note and any amounts due hereunder shall be convertible into the capital stock of the Company or Successor Entity, whichever the case may be, in accordance with the terms of Section 3 of the Purchase Agreement. As promptly as practicable after the conversion of this Note, the Company or Successor Entity at its expense shall issue and deliver to the holder of this Note, upon surrender of the Note, a certificate or certificates for the number of shares of capital stock issuable upon such conversion.

6. Amendments and Waivers; Resolutions of Dispute; Notice; Failure or Delay. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement. Notwithstanding the foregoing, to the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Purchase Agreement. No failure or delay on the part of the Investor in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such. power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege .

7. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto. Any transfer of this Note by the Investor may be effected only pursuant to the Purchase Agreement and by surrender of this Note to the Company and reissuance of a new note to .the transferee. The Investor and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Company or Successor Entity and any other Investors.

8. Officers and Directors Not Liable. In no event shall any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

9. Expenses. The Company hereby agrees, subject only to any limitation imposed by applicable law, to-pay all expenses, including reasonable attorneys' fees and legal expenses, incurred by the holder of this Note ("Costs") in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise. The Company agrees that any delay on the part of the holder in exercising any rights hereunder will not operate as a waiver of such rights, The holder of this Note shall not by any act, delay, omission or otherwise be deemed. to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies.

10. Lost Note or Stock Certificates. The Company represents and warrants to. Investor that upon receipt of: evidence reasonably satisfactory to Company of the loss, theft, destruction; or mutilation of any Note or stock certificate and, in the case of any such mutilation, upon surrender and cancellation of such Note or stock certificate, Company at its expense will make and deliver a new Note or stock certificate, of, like tenor, in lieu of the lost, stolen, destroyed or mutilated Note or stock certificate.

11. Governing Law: Actions; Trial by Jury. This Note shall be constructed and construed in accordance with the internal substantive laws of the state of New York. without regard to. the choice of law principles of said State. The exclusive venue of any action, suit, counterclaim or cross claim arising under, out of, or in connection with this Note shall be the state or federal courts in New York, New York. The Company hereby consents to the personal jurisdiction, of any court of competent subject matter jurisdiction sitting in New York, New York.

12: Approval. The Company hereby represents that its board of directors, in the exercise of its, fiduciary] duty, has approved the Company's execution of this Note based upon a reasonable belief that , the principal provided hereunder is appropriate for the Company after reasonable inquiry concerning the Company's financing objectives and financial situation.

AMARANTUS THERAPEUTICS, INC.

By: /s/Martin D. Clearly
Martin D. Clearly, CEO

EXHIBIT C

COLLATERAL

The Collateral consists of all of the Company's assets and property, whether now owned II or existing or hereafter acquired or arising, regardless of where located, including, without limitation, the following:

(1) All of the Company's inventory, both now owned and hereafter acquired, including, without limitation, all goods, merchandise, raw materials, goods in process, finished I goods and other tangible personal property both now owned and hereafter acquired by the Company and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in the Company's business, and all proceeds thereof, as well as all additions, improvements and accessions thereto and substitutions and replacements for any thereof, wherever located;

(2) All of the Company's tangible personal property, both now owned and hereafter acquired, including, without limitation, all equipment, consumer goods, furniture, fixtures, machinery, operating equipment, assembly and production equipment, engineering and electrical equipment, and all proceeds of any thereof, as well as all additions, improvements and accessions thereto and substitutions and replacements for any thereof, wherever located;

(3) All contractual rights, titles and interests and general intangibles now owned or, hereafter acquired by the Company, including, without limitation, goodwill, copyrights, copyright applications, trademarks, trademark applications, services marks, service mark applications, trade styles, trade names, patents and patent applications (including the Company's current sole patent application set forth below), leases, license agreements, franchise agreements, , business plans, blueprints, drawings, purchase orders, customer lists, route lists, infringements and other claims, software, computer programs, computer discs, computer tapes, source code, object code, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

(4) All now existing and hereafter arising accounts, royalties, license rights and all other forms of obligations owing to the Company arising out of the sale or lease of goods, the licensing of technology or the rendering of services by the Company, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by the Company;

(5) All documents, cash, deposit accounts, securities, investment property, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired by the Company and the Company's books relating to the foregoing;

(6) All of the Company's books and records (in whatever media) relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessories to and proceeds therefor;

(7) All awards in respect of any "Taking" of any of the foregoing (as used herein, a "Taking" shall mean a taking, conveyance or sale of all or any part of the Collateral or any interest therein or right accruing thereto, as a result of, or in lieu or anticipation of, the exercise of the right of appropriation, confiscation, condemnation or eminent domain);

(8) All rents, income and issues arising from or in connection with, and all proceeds of, any of the foregoing; and

(9) All rights, title and interests, now owned or hereafter acquired, to all other property and assets, real, personal or mixed.

Schedule of Patents/Patent Applications:

Title	Jurisdiction	Application/Publication Number
Dopaminergic Neuronal Survival-Promoting Factors and Uses Thereof	USA	10/102,265 (original) 12/535,029 (continuation)
Dopaminergic Neuronal Survival-Promoting Factors and Uses Thereof	Canada	2441740
Dopaminergic Neuronal Survival-Promoting Factors and Uses Thereof	Europe	EP 1373502 A2
Dopaminergic Neuronal Survival-Promoting Factors and Uses Thereof	Japan	JP2004528835TT
Dopaminergic Selective Factors	PCT	PCT/US2010/050438 61/246,009
Neurodegenerative Disorders	USA	12,934,454

Schedule 4.7(e)

 (i) Company's chief executive office:

Amarantus Therapeutics, Inc,
C/O The Parkinson's Institute
675 Almanor Ave.
Sunnyvale, CA 94085

(ii) Company's legal organizational structure and jurisdiction of incorporation:

Delaware "C" corporation

(iii) Address where records relating to the Collateral are maintained:

650 Page Mill Road
Palo Alto, CA 94304

(iv) Location of leased facilities:

675 Almanor Ave.
Sunnyvale, CA 94085

(v) Fictitious names used by the Company:

The Company was previously named CNS Protein Therapeutics, Inc.

(vi) Company bank account information:

Bank of America
530 Lytton Ave
Palo Alto, CA 94301
Checking Acct. No.: 01179-72066
Contact Person: Elmer Melgar